UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: December 5, 2008

ImmunoCellular Therapeutics, Ltd.

(Exact name of registrant as specified in its charter)

Delaware	33-17264-NY	93-1301885
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

21900 Burbank, 3rd Floor, Woodland Hills, California 91367

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (818) 992-2907

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On December 5, 2008, the Board of Directors of ImmunoCellular Therapeutics, Ltd. (the “Company”) approved an employment agreement with C. Kirk Peacock under which he will continue to serve on a part-time basis as the Company’s Chief Financial Officer for a one-year term commencing on October 30, 2008. Under this agreement, Mr. Peacock will receive a monthly salary of $8,000 and was granted a seven-year option under the Company’s 2006 Equity Incentive Plan, as amended, to purchase 50,000 shares of the Company’s common stock at a price of $0.30 per share, with such option to vest in equal monthly installments over the one-year term of the agreement, with 50% of any then unvested option shares to become vested if Mr. Peacock’s employment is terminated by the Company without cause, and with all vested options to be exercisable for 24 months after termination of Mr. Peacock’s employment for any reason except for cause by the Company. On December 5, 2008, the Company’s Board of Directors also approved the payment of a $30,000 bonus to Dr. Manish Singh, the Company’s President and Chief Executive Officer, for services rendered during 2008. This bonus will be payable as to $15,000 upon and subject to the Company filing an IND with the FDA for the Company’s cancer stem cell vaccine and as to the remaining $15,000 upon and subject to the cancer stem cell vaccine IND being cleared by the FDA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImmunoCellular Therapeutics, Ltd.

December 11, 2008	By:	/s/ Manish Singh
	Name:	Manish Singh, Ph.D.
	Title:	President and Chief Executive Officer